UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 19, 2009

A.P. Pharma, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33221	94-2875566
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

123 Saginaw Drive Redwood City, CA 94063
(Address of principal executive offices)

(650) 366-2626
Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into A Material Definitive Agreement

On October 19, 2009, A.P. Pharma, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with the purchasers named therein (the “Purchasers”). Pursuant to the Purchase Agreement, the Company agreed to sell up to an aggregate of 13,119,829 shares (the “Shares”) of common stock, par value $0.01, to the Purchasers at a price of $0.88 per share, and warrants (the “Warrants”) with an exercise price of $0.88 per share to purchase an aggregate of 3,977,270 shares of common stock, par value $0.01 to the Purchasers at a price equal to $0.125 per share of common stock underlying the warrant, for aggregate proceeds of approximately $13.1 million in two tranches (the “Offering”). The Company will sell 7,954,543 Shares and the Warrants in the first tranche and the Purchasers, under certain conditions, have the right to purchase up to 5,165,286 Shares at a price of $0.97 per share prior to May 14, 2010. The Company expects the first tranche of the Offering to close on October 22, 2009 (the “First Closing Date”), subject to satisfaction of customary closing conditions. The Purchasers have irrevocably committed to purchase the securities, subject to satisfaction of the closing conditions.

In connection with the Purchase Agreement, the Company amended its Preferred Shareholders Rights Agreement with Computershare Trust Company N.A. dated as of December 18, 2006, as amended as of October 1, 2008, to permit Tang Capital Partners and Baker Brothers Investments, both Purchasers under the Purchase Agreement, to beneficially own up to 34% and 30% of the Company’s outstanding common stock, respectively (the “Second Amendment”).

In addition, in connection with the Purchase Agreement, on October 22, 2009, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Purchasers. Pursuant to the Registration Rights Agreement, the Company agreed to prepare and file a registration statement with the Securities and Exchange Commission (the “SEC”) within 30 days of the First Closing Date for purposes of registering the resale of the Shares, the shares of common stock issuable upon exercise of the Warrants and any shares of common stock issued as a dividend or other distribution with respect to the Shares or shares underlying the Warrants. The Company agreed to use its best efforts to cause the registration statement to be declared effective by the SEC within 90 days after the First Closing Date (or 120 days in the event the registration statement is reviewed by the SEC). If the Company fails to meet either of these deadlines, fails to meet filing or effectiveness deadlines with respect to any additional registration statements required by the Registration Rights Agreement or fails to keep any registration statements continuously effective (with limited exceptions), the Company may be obligated to pay to the holders of the Shares and Warrants liquidated damages in the amount of 1% per month of the purchase price for the Shares and Warrants, up to a maximum cap of 8%. The Company also agreed, among other things, to indemnify the selling holders under the registration statements from certain liabilities and to pay all fees and expenses (excluding underwriting discounts and selling commissions and all legal fees of any selling holder) incident to the Company’s obligations under the Registration Rights Agreement.

The financing is exempt from registration pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(2) the Securities Act of 1933, as amended, and Regulation D under the Securities Act of 1933, as amended.

The securities sold and issued in connection with the Purchase Agreement have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from the registration requirements.

The foregoing description of the transaction is only a summary and is qualified in its entirety by reference to the Purchase Agreement, the Form of Warrant, the Registration Rights Agreement and the Second Amendment, copies of which are filed as exhibits hereto.

Item 3.02	Unregistered Sales of Equity Securities

The information called for by this item is contained in Item 1.01, which is incorporated herein by reference.

Item 8.01	Other Events

On October 20, 2009, the Company issued the press release attached hereto as Exhibit 99.1 regarding the transaction described in this report.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits. The following material is filed as an exhibit to this Current Report on Form 8-K:

10.1	Securities Purchase Agreement, dated as of October 19, 2009, by and among the Company and the purchasers listed therein.
10.2	Registration Rights Agreement, dated as of October 22, 2009, by and among the Company and the purchasers listed therein.
10.3	Form of Warrant to Purchase Shares of Common Stock.
10.4	Second Amendment to Preferred Shares Rights Agreement, dated as of October 20, 2009, by and between the Company and Computershare Trust Company N.A.
99.1	Press Release of A.P. Pharma, Inc. dated October 20, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A.P. Pharma, Inc.

Date: October 22, 2009	/s/ Ronald J. Prentki
Ronald J. Prentki
President, Chief Executive Officer and Director

EXHIBIT INDEX

10.1	Securities Purchase Agreement, dated as of October 19, 2009, by and among the Company and the purchasers listed therein.
10.2	Registration Rights Agreement, dated as of October 22, 2009, by and among the Company and the purchasers listed therein.
10.3	Form of Warrant to Purchase Shares of Common Stock.
10.4	Second Amendment to Preferred Shares Rights Agreement, dated as of October 20, 2009, by and between the Company and Computershare Trust Company N.A.
99.1	Press Release of A.P. Pharma, Inc. dated October 20, 2009.